Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 2, 2015, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-209127) and related Prospectus of United Bankshares, Inc. for the registration of 7,049,210 shares of its common stock.

/s/ Ernst & Young LLP

Charleston, WV

February 23, 2016